FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

Exhibit 2.1

SEPARATION AGREEMENT

by and between

IRONWOOD PHARMACEUTICALS, INC.

and

CYCLERION THERAPEUTICS, INC.

Dated as of                    , 2019

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

SEPARATION AGREEMENT

i

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

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Section 5.4.	Use of Retained Names and Marks	33

ARTICLE VI INDEMNIFICATION		34

Section 6.1.	Release of Pre-Distribution Claims	34

Section 6.2.	Indemnification by Ironwood	64

Section 6.3.	Indemnification by Cyclerion	37

Section 6.4.	Procedures for Indemnification	37

Section 6.5.	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	40

Section 6.6.	Contribution	41

Section 6.7.	Additional Matters; Survival of Indemnities	41

ARTICLE VII PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY;		42
PRIVILEGE

Section 7.1.	Preservation of Information	42

Section 7.2.	Financial Statements and Accounting	43

Section 7.3.	Provision of Information	43

Section 7.4.	Witness Services; Cooperation	45

Section 7.5.	Reimbursement; Other Matters	45

Section 7.6.	Confidentiality	46

Section 7.7.	Privilege Matters	47

Section 7.8.	Ownership of Information	49

Section 7.9.	Other Agreements	50

ARTICLE VIII DISPUTE RESOLUTION		50

Section 8.1.	Negotiation	50

Section 8.2.	Arbitration	50

Section 8.3.	Continuity of Service and Performance	51

ARTICLE IX INSURANCE MATTERS		51

Section 9.1.	Rights to Ironwood Policies	51

Section 9.2.	Claims	52

ARTICLE X MISCELLANEOUS		53

Section 10.1.	Complete Agreement; Construction	53

Section 10.2.	Transaction Agreements	53

Section 10.3.	Counterparts	53

Section 10.4.	Survival of Agreements	53

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

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FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

List of Exhibits and Schedules

Schedule 1.1(24)(ii)	Cyclerion Assets — Intellectual Property
Schedule 1.1(24)(iii)	Cyclerion Assets — Trademarks
Schedule 1.1(24)(ix)	Cyclerion Assets — Contracts
Schedule 1.1(24)(xiv)	Cyclerion Assets — Other Assets
Schedule 1.1(24)(xv)	Cyclerion Assets — Facilities and Real Property
Schedule 1.1(24)(xvi)	Cyclerion Assets — Tangible Assets
Schedule 1.1(32)(vii)	Cyclerion Liabilities — Other Liabilities
Schedule 1.1(33)	Cyclerion Pharmaceutical Business — Cyclerion Discovery Programs
Schedule 1.1(34)	Cyclerion Product Candidates
Schedule 1.1(52)	Excluded Assets
Schedule 1.1(53)(i)	Excluded Liabilities
Schedule 1.1(53)(ii)	Excluded Liabilities — Distribution Disclosure Documents
Schedule 2.3(a)	Shared Contracts
Schedule 2.4	Intercompany Accounts
Schedule 2.5	Limitation of Liability — Contracts
Schedule 10.5(a)	Separation Related Fees, Costs and Expenses
Schedule 10.5(b)	Post-Separation Fees, Costs and Expenses
Exhibit A	Employee Matters Agreement
Exhibit B	IP License Agreement
Exhibit C	Development Agreement
Exhibit D	Tax Matters Agreement
Exhibit E-1	Cyclerion Transition Services Agreement
Exhibit E-2	Ironwood Transition Services Agreement

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of               , 2019, is entered into by and between Ironwood Pharmaceuticals, Inc. (“Ironwood”), a Delaware corporation, and Cyclerion Therapeutics, Inc. (“Cyclerion”), a Massachusetts corporation and a wholly owned Subsidiary of Ironwood.  “Party” or “Parties” means Ironwood or Cyclerion, individually or collectively, as the case may be.  Each capitalized term used and not elsewhere defined herein has the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Ironwood, acting together with its Subsidiaries, currently conducts the New Ironwood Pharmaceutical Business and the Cyclerion Pharmaceutical Business;

WHEREAS, the Board of Directors of Ironwood (the “Board”) has determined that it is appropriate, desirable and in the best interests of Ironwood and its stockholders to separate Ironwood into two separate, publicly traded companies, one for each of (i) the New Ironwood Pharmaceutical Business, which shall be owned and conducted, directly or indirectly, by Ironwood and its Subsidiaries and (ii) the Cyclerion Pharmaceutical Business, which shall be owned and conducted, directly or indirectly, by Cyclerion and its Subsidiaries, if any (the “Separation”);

WHEREAS, as part of and to implement the Separation, Ironwood shall cause the Distribution Agent to issue pro rata to the Record Holders pursuant to the Distribution Ratio, all of the issued and outstanding shares of Cyclerion Common Stock (such issuance, the “Distribution”) on the terms and conditions set forth in this Agreement;

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and certain other agreements relating to the relationship of Ironwood and Cyclerion and their respective Subsidiaries following the Distribution;

WHEREAS, (i) the Board has (x) determined that the Separation and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Ironwood and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the board of directors of Cyclerion has approved this Agreement and each of the Ancillary Agreements to which Cyclerion is a party;

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Ironwood and Cyclerion relating to the Separation and the Distribution, are being entered into together and would not have been entered into independently;

WHEREAS, it is the intention of the Parties that the Separation will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Code; and

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WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.                                 General.  As used in this Agreement, the following terms shall have the following meanings:

(1)                                 “Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2)                                 “Administrator” shall have the meaning set forth in Section 8.2(a).

(3)                                 “Affiliate” means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time.  For the purposes of this definition, “control”, when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.  It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of the other Party or a member of such other Party’s Group solely by reason of having common stockholders or one or more directors in common or by reason of having been under common control of Ironwood prior to the Distribution Effective Time.

(4)                                 “Agreement” shall have the meaning set forth in the Recitals.

(5)                                 “Ancillary Agreements” means the Transaction Agreements other than this Agreement, all Conveyancing and Assumption Instruments and any and all other agreements entered into by the Parties or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation or the other transactions contemplated by the Transaction Agreements.

(6)                                 “Arbitrators” shall have the meaning set forth in Section 8.2(a).

(7)                                 “Assets” means all rights, title and ownership interests in and to all rights, properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person.  Except as otherwise specifically set forth

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herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets governed by this Agreement.

(8)                                 “Assume” and “Assumption” shall have the respective meanings set forth in Section 2.2(a)(iii).

(9)                                 “Base Cyclerion Restricted Business” shall have the meaning set forth in Section 5.2(b)(ii).

(10)                          “Base Restricted Period” shall have the meaning set forth in Section 5.2(a).

(11)                          “Board” shall have the meaning set forth in the Recitals.

(12)                          “Business Day” means any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(13)                          “Change of Control” shall have the meaning set forth in Section 5.2(d).

(14)                          “Claiming Party” shall have the meaning set forth in Section 6.4(b).

(15)                          “Code” shall have the meaning set forth in the Tax Matters Agreement.

(16)                          “Commission” means the U.S. Securities and Exchange Commission.

(17)                          “Confidential Information” means, with respect to a Party, all confidential or proprietary information to the extent concerning: (i) such Party or any of its Subsidiaries, (ii) the Cyclerion Pharmaceutical Business, any Cyclerion Assets or any Cyclerion Liabilities and (iii) the New Ironwood Pharmaceutical Business, any Ironwood Retained Assets or any Ironwood Retained Liabilities, in each case (clauses (i)-(iii)) including any such information furnished pursuant to Article VII or otherwise pursuant to this Agreement or any Ancillary Agreement; provided, however, that “Confidential Information” shall not include any information that is (i) in the public domain or known to the public through no fault of the receiving Party or any of its Subsidiaries, (ii) lawfully acquired after the Distribution Effective Time by the receiving Party or any of its Subsidiaries from Third Parties not known to be subject to confidentiality obligations with respect to such information or (iii) independently developed by the receiving Party or any of its Subsidiaries after the Distribution Effective Time without reference to any Confidential Information of the disclosing Party or any of its Subsidiaries.  For the avoidance of doubt, subject to the foregoing proviso, any information that Cyclerion receives from any Third Party to a Third Party Agreement retained by any member of the Ironwood Group regarding Ironwood’s technology, products, business or objectives shall be deemed to be Confidential Information of Ironwood.  All confidential or proprietary information to the extent concerning the Cyclerion Pharmaceutical Business, any Cyclerion Assets or any Cyclerion Liabilities is hereby deemed to be part of Cyclerion’s, but not Ironwood’s, Confidential Information.  All confidential or proprietary information to the extent concerning the New Ironwood Pharmaceutical Business,

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any Ironwood Retained Assets or any Ironwood Retained Liabilities is hereby deemed to be part of Ironwood’s, but not Cyclerion’s, Confidential Information.

(18)                          “Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Governmental Entity.

(19)                          “Continuing Directors” shall have the meaning set forth in Section 5.2(d).

(20)                          “Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(21)                          “Conveyancing and Assumption Instruments” means, collectively, the various Contracts (other than any Transaction Agreement) by and between or among any member(s) of the Ironwood Group, on the one hand, and any member(s) of the Cyclerion Group, on the other hand, including related local asset transfer agreements or intellectual property assignment agreements and other documents entered into prior to the Distribution Effective Time and to be entered into, in each case to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by the Transaction Agreements, in such form or forms as the applicable parties thereto agree.

(22)                          “Copyrights” shall have the meaning set forth in Section 1.1(67).

(23)                          “Cyclerion” shall have the meaning set forth in the Recitals.

(24)                          “Cyclerion Assets” means the following, but in each case excluding the Excluded Assets:

(i)                                     all interests in the capital stock of, or any other equity interests in, the members of the Cyclerion Group held, directly or indirectly, by Ironwood immediately prior to the Distribution Effective Time (other than the capital stock of Cyclerion);

(ii)                                  all Intellectual Property that is exclusively related to the Cyclerion Pharmaceutical Business, including the Intellectual Property identified on Schedule 1.1(24)(ii);

(iii)                               all Trademarks that are exclusively related to Cyclerion (hereafter, “Cyclerion Trademarks”), including the Cyclerion Trademarks identified on Schedule 1.1(24)(iii);

(iv)                              any and all Assets that are expressly assigned by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets which have been or are to be retained by, or Transferred to, any member of the Cyclerion Group, including

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any and all cash and cash equivalents expressly assigned to Cyclerion pursuant to Section 2.11;

(v)                                 any and all Assets reflected on either (a) the Cyclerion Balance Sheet (including accounts receivable outstanding as of the Distribution Date but excluding cash and cash equivalents, the allocation of which shall be governed by Section 2.11) or (b) the accounting records supporting such balance sheet, subject to any dispositions of any of such Assets subsequent to the date of the Cyclerion Balance Sheet; provided that the amounts set forth on the Cyclerion Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Cyclerion Assets pursuant to this clause (v);

(vi)                              any and all Assets acquired by or for any member of the Cyclerion Group subsequent to the date of the Cyclerion Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Cyclerion Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Cyclerion Balance Sheet, it being understood that the Cyclerion Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Cyclerion Assets pursuant to this clause (vi);

(vii)                           all rights, interests and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to the Cyclerion Product Candidates, including all rights and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to all compound, discovery, development, in vitro and preclinical data; clinical study data; reports and analyses; product registrations and applications; and marketing registrations and applications (which shall include all United States Food and Drug Administration and other similar regulatory approvals and licenses related to, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining the approval for, a Cyclerion Product Candidate), to the extent related to the Cyclerion Product Candidates;

(viii)                        all rights, interests and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to the Cyclerion Discovery Programs, including all rights and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to all compound, discovery, development, in vitro and preclinical data; and reports and analyses, to the extent related to the Cyclerion Discovery Programs;

(ix)                              all Contracts to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, in each case, as of immediately prior to the Distribution Effective Time exclusively related to the Cyclerion Pharmaceutical Business and any rights or claims arising thereunder, including the Contracts listed on Schedule 1.1(24)(ix);

(x)                                 the portion of any Shared Contract that relates to the Cyclerion Pharmaceutical Business;

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(xi)                              all transferable licenses, permits, registrations, approvals, designations (including orphan drug designations) and authorizations of either Party or any of the members of its Group as of immediately prior to the Distribution Effective Time which have been issued by any Governmental Entity and which relate exclusively to, or are used exclusively in, the Cyclerion Pharmaceutical Business or the Cyclerion Assets, and any rights or claims arising thereunder;

(xii)                           all rights, claims, credits, causes of action or rights of set-off against Persons other than members of the Ironwood Group relating exclusively to the Cyclerion Pharmaceutical Business or the Cyclerion Assets, including unliquidated rights under Third Party manufacturers’ and vendors’ warranties;

(xiii)                        to the extent in the possession of any member of the Ironwood Group or the Cyclerion Group immediately prior to the Distribution Effective Time (and other than Intellectual Property), whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, digitally or any other form, or stored on remote servers accessed from the Internet, (A) all business records to the extent exclusively related to the Cyclerion Assets or Cyclerion Liabilities; (B) all of the separate financial and property Tax records of the members of the Cyclerion Group that do not form part of the general ledger of any member of the Ironwood Group; (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books (including the accounting records prepared in connection with the preparation of Cyclerion’s financial information included in the Information Statement or any subsequent filings or financial periods through the Distribution Date), records, files, documentation and materials, in all cases to the extent exclusively related to the Cyclerion Pharmaceutical Business; and (D) copies of any Ironwood templates and form documents used in the operation of the Cyclerion Pharmaceutical Business (collectively, the “Cyclerion Records”); provided, however, that: (x) Ironwood shall be entitled to retain a copy of any and all Cyclerion Records; (y) Ironwood shall be entitled to retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 7.3, as determined in Ironwood’s commercially reasonable discretion; and (z) Ironwood shall be entitled to redact any portion of the Cyclerion Records to the extent related to any matter other than the Cyclerion Pharmaceutical Business; provided, however, that such retained materials shall be deemed Confidential Information of Cyclerion and subject to the provisions of Section 7.6;

(xiv)                       the Assets listed or described on Schedule 1.1(24)(xiv) (which for the avoidance of doubt is not a comprehensive listing of all Cyclerion Assets and is not intended to limit other clauses of this definition of “Cyclerion Assets”);

(xv)                          the facilities and other real property listed or described on Schedule 1.1(24)(xv);

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(xvi)                       all tangible equipment (including information technology, equipment and machinery), infrastructure, wires, supplies and other tangible property that is owned by, leased to or licensed to Ironwood or any of its Subsidiaries immediately prior to the Distribution Effective Time and exclusively related to the Cyclerion Pharmaceutical Business, including the tangible Assets listed or described on Schedule 1.1(24)(xvi);

(xvii)                    any and all other Assets that relate exclusively to or are used exclusively in the Cyclerion Pharmaceutical Business or exclusively related to a Cyclerion Asset that are held by the Cyclerion Group or the Ironwood Group immediately prior to the Distribution Effective Time; and

(xviii)                 any and all other Assets that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Assets as of the date of this Agreement, would have otherwise been classified as Cyclerion Assets based on the principles set forth in this Section 1.1(24); provided, that no Asset shall be a Cyclerion Asset solely as a result of this clause (xviii) unless a claim with respect thereto is made by Cyclerion on or prior to the date that is eighteen (18) months after the Distribution Date.

Notwithstanding the foregoing or anything to the contrary herein, “Cyclerion Asset” shall not include any rights or interests in or to any Intellectual Property except to the extent set forth in clause (ii) of this Section 1.1(24) (including Schedule 1.1(24)(ii)).

(25)                          “Cyclerion Balance Sheet” means the pro forma balance sheet of the Cyclerion Group, including the notes thereto, as of September 30, 2018, as prepared in accordance with generally accepted accounting principles in the United States and Rule 11-02 of Regulation S-X, and included in the Information Statement.

(26)                          “Cyclerion Claim” shall have the meaning set forth in Section 6.2.

(27)                          “Cyclerion Common Stock” means the common stock of Cyclerion, no par value.

(28)                          “Cyclerion Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Cyclerion and that will be members of the Cyclerion Group as of immediately prior to the Distribution Effective Time.

(29)                          “Cyclerion Discovery Programs” shall have the meaning set forth in Section 1.1(33).

(30)                          “Cyclerion Group” means (a) Cyclerion and any entity that is a Subsidiary of Cyclerion or will be a Subsidiary of Cyclerion immediately following the Distribution Effective Time and (b) on and after the Distribution Effective Time, Cyclerion and any entity that is a Subsidiary of Cyclerion.  For clarity, members of the Cyclerion Group party to any Conveyancing and Assumption Instrument shall be a Cyclerion Designee for purposes of this Agreement.

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(31)                          “Cyclerion Indemnitees” means the members of the Cyclerion Group and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

(32)                          “Cyclerion Liabilities” means, without duplication, but in each case excluding the Excluded Liabilities:

(i)                                     any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of the Cyclerion Pharmaceutical Business, as conducted at any time, including prior to, at or after the Distribution Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Cyclerion Group or the Ironwood Group);

(ii)                                  any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of any business by any member of the Cyclerion Group at any time after the Distribution Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Cyclerion Group);

(iii)                               any and all Liabilities to the extent relating to, arising out of or resulting from any Cyclerion Asset, whether arising before, on or after the Distribution Effective Time;

(iv)                              any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed or retired or satisfied by any member of the Cyclerion Group;

(v)                                 any and all Liabilities reflected on the Cyclerion Balance Sheet or the accounting records supporting such balance sheet and any and all Liabilities incurred by or for Cyclerion or any member of the Cyclerion Group or Ironwood Group subsequent to the date of the Cyclerion Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Cyclerion Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Cyclerion Balance Sheet; it being understood that (A) the Cyclerion Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Cyclerion Liabilities pursuant to this clause (v); and (B) the amounts set forth on the Cyclerion Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Cyclerion Liabilities pursuant to this clause (v);

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(vi)                              any and all Liabilities to the extent relating to, arising out of or resulting from the development of Cyclerion Product Candidates prior to the Distribution Effective Time by any member of the Cyclerion Group or the Ironwood Group;

(vii)                           the Liabilities listed or described on Schedule 1.1(32)(vii);

(viii)                        any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, with respect to all information contained in the Distribution Disclosure Documents, except to the extent specifically enumerated in clause (ii) of the definition of “Excluded Liabilities”;

(ix)                              any and all Liabilities arising directly or indirectly from Actions to the extent relating to the Cyclerion Assets, the Cyclerion Pharmaceutical Business or any Cyclerion Liability, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Law or any licenses, permits, registrations, approvals and authorizations, whether arising prior to, on or after the Distribution Date; and

(x)                                 any and all other Liabilities that are held by the Cyclerion Group or the Ironwood Group immediately prior to the Distribution Effective Time that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Liabilities as of the date of this Agreement, would have otherwise been classified as a Cyclerion Liability based on the principles set forth in this Section 1.1(32); provided, that no Liability shall be a Cyclerion Liability solely as a result of this clause (x) unless a claim with respect thereto is made by Ironwood or Cyclerion on or prior to the date that is eighteen (18) months after the Distribution Date.

(33)                          “Cyclerion Pharmaceutical Business” means: (i) the business, operations and activities conducted at any time prior to the Distribution Effective Time by either Party or any of its Subsidiaries to the extent relating to, arising out of or resulting from the Cyclerion Product Candidates (including the discovery, research and development of such Cyclerion Product Candidates worldwide) or similar to the services to be provided under the Development Agreement; and (ii) the business, operations and activities conducted at any time prior to the Distribution Effective Time by or on behalf of either Party or any of its Subsidiaries to the extent related to the discovery, research and development projects listed and described on Schedule 1.1(33), including the operations and activities of any member of the Cyclerion Group conducted prior to the Distribution Effective Time relating to the foregoing (such business operations and activities referred to in this clause (ii), “Cyclerion Discovery Programs”).

(34)                          “Cyclerion Product Candidates” means the products described on Schedule 1.1(34).

(35)                          “Cyclerion Records” shall have the meaning set forth in Section 1.1(24)(xiii).

(36)                          “Cyclerion Released Liabilities” shall have the meaning set forth in Section 6.1(a)(ii).

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(37)                          “Cyclerion Restricted Businesses” shall have the meaning set forth in Section 5.2(b)(iii).

(38)                          “Cyclerion Trademarks” shall have the meaning set forth in Section 1.1(24)(iii).

(39)                          “Cyclerion Transition Services Agreement” means the Transition Services Agreement by and between Ironwood and Cyclerion under which Cyclerion will provide certain services to Ironwood, in the form attached hereto as Exhibit E-1.

(40)                          “Development Agreement” means the Development Agreement by and between Ironwood and Cyclerion, in the form attached hereto as Exhibit C.

(41)                          “Direct Claim” shall have the meaning set forth in Section 6.4(a)(ii).

(42)                          “Dispute Notice” shall have the meaning set forth in Section 8.1.

(43)                          “Disputes” shall have the meaning set forth in Section 8.1.

(44)                          “Distribution” shall have the meaning set forth in the Recitals.

(45)                          “Distribution Agent” means Computershare Trust Company, N.A.

(46)                          “Distribution Date” means the date, as shall be determined by the Board, on which the Distribution occurs.

(47)                          “Distribution Disclosure Documents” means the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under Cyclerion’s employee benefit plans, in each case as filed or furnished by Cyclerion with or to the Commission in connection with the Distribution and including any amendments or supplements thereto.

(48)                          “Distribution Effective Time” means 12:01 a.m. on                , 2019, Eastern time, on the Distribution Date.

(49)                          “Distribution Ratio” means                 share[s] of Cyclerion Common Stock for every                 share of Ironwood Common Stock.

(50)                          “Employee Matters Agreement” means the Employee Matters Agreement by and between Ironwood and Cyclerion, in the form attached hereto as Exhibit A.

(51)                          “Exchange Act” means the Securities Exchange Act of 1934.

(52)                          “Excluded Assets” means:  (i) the Assets listed or described on Schedule 1.1(52); (ii) all cash and cash equivalents, except to the extent expressly assigned to the Cyclerion Group pursuant to Section 2.11; (iii) subject to the rights of the Cyclerion Group pursuant to Article IX, all Policies binders and claims and rights thereunder and all prepaid insurance premiums (other than any insurance policies acquired prior to the Distribution Effective Time directly by and in the name of Cyclerion or a member of the Cyclerion Group); (iv) any and all work papers of

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Ironwood’s auditors, excluding the accounting records prepared in connection with the preparation of Cyclerion’s financial information included in the Information Statement or any subsequent filings or financial periods through the Distribution Date, and any other Tax records (including accounting records, other than the accounting records prepared in connection with the preparation of the financial information included in the Information Statement or any subsequent filings or financial periods through the Distribution Date) of any Ironwood Group member (which will be addressed in the Tax Matters Agreement), excluding all Ironwood templates and form documents used in the operation of the Cyclerion Pharmaceutical Business; and (v) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets which have been or are to be retained by, or Transferred to, any member of the Ironwood Group.

(53)                          “Excluded Liabilities” means (i) the Liabilities listed or described on Schedule 1.1(53)(i); (ii) with respect to all information contained in the Distribution Disclosure Documents, any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading described in the sections of the Distribution Disclosure Documents referenced on Schedule 1.1(53)(ii); and (iii) any and all Liabilities to the extent expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed or discharged by any member of the Ironwood Group.

(54)                          “Extended Cyclerion Restricted Business” shall have the meaning set forth in Section 5.2(b)(i).

(55)                          “Extended Restricted Period” shall have the meaning set forth in Section 5.2(b)(i).

(56)                          “ Form 10” means the registration statement on Form 10 (Registration No.           ) filed by Cyclerion with the Commission under the Exchange Act in connection with the Distribution, including any amendment or supplement thereto.

(57)                          “GI Indications” shall have the meaning set forth in Section 5.2(b)(i).

(58)                          “Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the NYSE and any similar self-regulatory body under applicable securities Laws.

(59)                          “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(60)                          “Group” means (a) with respect to Ironwood, the Ironwood Group and (b) with respect to Cyclerion, the Cyclerion Group, as the context requires.

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(61)                          “Indemnifiable Losses” means any and all Liabilities, including damages, losses, obligations, penalties, judgments, settlements, claims, payments, fines and other costs and expenses (but excluding consequential, punitive, incidental and similar damages except to the extent paid to a third party) of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable fees and expenses of attorneys, accountants, consultants and other professionals incurred in the investigation or defense thereof or the enforcement of rights hereunder.

(62)                          “Indemnifying Party” means, with respect to any Direct Claim or Third Party Claim, the Party which is or may be required pursuant to Article VI to provide indemnification pursuant to such claim.

(63)                          “Indemnitee” means, with respect to any Direct Claim or Third Party Claim, the Ironwood Indemnitee or Cyclerion Indemnitee, as the case may be, that may be entitled to indemnification hereunder with respect to such claim.

(64)                          “Indemnity Payment” shall have the meaning set forth in Section 6.5(a).

(65)                          “Information Statement” means the Information Statement attached as Exhibit 99.1 to the Form 10, to be distributed or made available to the holders of shares of Ironwood Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(66)                          “Insurance Proceeds” means those monies (a) received by an insured from a Third Party insurance carrier or (b) paid by a Third Party insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(67)                          “Intellectual Property” means all intellectual property, whether registered or unregistered and whether granted, pending or expired, of every kind and description throughout the world, including all U.S. and non-U.S.: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto and utility models, including any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (including supplementary protection certificates) (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (iv) rights in software and computer systems; (v) all applications and registrations for the foregoing; (vi) trade secrets, and all other confidential or proprietary information, know-how, clinical data, non-clinical data, pre-clinical data, in vitro data, inventions, processes, formulae and methodologies, excluding Patents (collectively, “Know-How”); and (vii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(68)                          “Intercompany Account” means any receivable, payable or loan between any member of the Ironwood Group, on the one hand, and any member of the Cyclerion Group, on

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the other hand, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

(69)                          “IP License Agreement” means the Intellectual Property License Agreement by and between Ironwood and Cyclerion, in the form attached hereto as Exhibit B.

(70)                          “Ironwood” shall have the meaning set forth in the Recitals.

(71)                          “Ironwood Claim” shall have the meaning set forth in Section 6.3.

(72)                          “Ironwood Common Stock” means the Class A common stock, par value $0.001 per share, of Ironwood.

(73)                          “Ironwood Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Ironwood and that will be members of the Ironwood Group as of immediately prior to the Distribution Effective Time.  For clarity, members of the Ironwood Group party to any Conveyancing and Assumption Instrument shall be an Ironwood Designee for purposes of this Agreement.

(74)                          “Ironwood Group” means (a) prior to the Distribution Effective Time, Ironwood and each entity that will be a Subsidiary of Ironwood immediately following the Distribution Effective Time and (b) from and after the Distribution Effective Time, Ironwood and each entity that is a Subsidiary of Ironwood.

(75)                          “Ironwood Indemnitees” means the members of the Ironwood Group and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

(76)                          “Ironwood Released Liabilities” shall have the meaning set forth in Section 6.1(a)(i).

(77)                          “Ironwood Restricted Business” shall have the meaning set forth in Section 5.2(a).

(78)                          “Ironwood Retained Assets” means (i) any and all Assets of Ironwood or any of its Subsidiaries that are not Cyclerion Assets and, after the Distribution Effective Time, any and all Assets that are acquired or otherwise become Assets of any member of the Ironwood Group and (ii) any Assets that are held by the Cyclerion Group or the Ironwood Group immediately prior to the Distribution Effective Time not exclusively related to the Cyclerion Pharmaceutical Business that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Assets as of the date of this Agreement, would have otherwise been classified as an Ironwood Retained Asset based on the principles set forth in this Section 1.1(78); provided, that no Asset shall be an Ironwood Retained Asset solely as a result of this clause (ii) unless a claim with respect thereto is made by Ironwood on or prior to the date that is eighteen (18) months after the Distribution Date.  For clarity, Ironwood Retained Assets shall include all Excluded Assets.

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(79)                          “Ironwood Retained Liabilities” means (i) all Liabilities of Ironwood or any of its Subsidiaries that are not Cyclerion Liabilities, and, after the Distribution Effective Time, all Liabilities of each member of the Ironwood Group and (ii) any and all other Liabilities of Ironwood or any of its Subsidiaries immediately prior to the Distribution Effective Time that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Liabilities as of the date of this Agreement, would have otherwise been classified as an Ironwood Retained Liability based on the principles set forth in this Section 1.1(79); provided, that no Liability shall be an Ironwood Retained Liability solely as a result of this clause (ii) unless a claim with respect thereto is made by Ironwood or Cyclerion on or prior to the date that is eighteen (18) months after the Distribution Date.  For clarity, Ironwood Retained Liabilities shall include all Excluded Liabilities.

(80)                          “Ironwood Transition Services Agreement” means the Transition Services Agreement by and between Ironwood and Cyclerion under which Ironwood will provide certain services to Cyclerion, in the form attached hereto as Exhibit E-2.

(81)                          “Know-How” shall have the meaning set forth in Section 1.1(67).

(82)                          “Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(83)                          “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, or in connection with any dispute, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.  Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

(84)                          “NASDAQ” means the Nasdaq Stock Market LLC.

(85)                          “New Ironwood Pharmaceutical Business” means those businesses, operations and activities of Ironwood or any of its Subsidiaries (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) other than the Cyclerion Pharmaceutical Business and, after the Distribution Effective Time, those entities or businesses acquired or established by or for any member of the Ironwood Group.

(86)                          “Patents” shall have the meaning set forth in Section 1.1(67).

(87)                          “Person” mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.

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(88)                          “Policies” means insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, product liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.

(89)                          “Prime Rate” means the “prime rate” as published in The Wall Street Journal, Eastern Edition.

(90)                          “Privilege” means all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine.

(91)                          “Privileged Information” means information subject to Privilege.

(92)                          “Record Date” means                , 2019, as determined by the Board as the record date for determining the holders of record of Ironwood Common Stock entitled to receive Cyclerion Common Stock in the Distribution.

(93)                          “Record Holders” means the holders of record of Ironwood Common Stock as of the Record Date.

(94)                          “Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or internet domain name registrar.

(95)                          “Representatives” means with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

(96)                          “Retained Names and Marks” shall have the meaning set forth in Section 5.4.

(97)                          “Securities Act” means the Securities Act of 1933.

(98)                          “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(99)                          “Separation” shall have the meaning set forth in the Recitals.

(100)                   “Shared Contract” means the Contracts listed or described on Schedule 2.3(a).

(101)                   “Shared Privileged Information” shall have the meaning set forth in Section 7.7(b).

(102)                   “Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or

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indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such Person.

(103)                   “Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

(104)                   “Tax Contest” has the meaning as set forth in the Tax Matters Agreement.

(105)                   “Tax Matters Agreement” means the Tax Matters Agreement by and between Ironwood and Cyclerion, in the form attached hereto as Exhibit D.

(106)                   “Tax Returns” has the meaning set forth in the Tax Matters Agreement.

(107)                   “Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

(108)                   “Third Party Agreements” means any Contract between or among a Party (or any member of its Group) and any Third Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Cyclerion Assets or Cyclerion Liabilities, or Ironwood Retained Assets or Ironwood Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).

(109)                   “Third Party Claim” shall have the meaning set forth in Section 6.4(b).

(110)                   “Third Party Proceeds” shall have the meaning set forth in Section 6.5(a).

(111)                   “Trademarks” shall have the meaning set forth in Section 1.1(67).

(112)                   “Transaction Agreement” means any of this Agreement, the Employee Matters Agreement, the IP License Agreement, the Development Agreement, the Tax Matters Agreement and the Transition Services Agreements.

(113)                   “Transfers” has the meaning set forth in Section 2.2(a)(i).

(114)                   “Transition Services Agreements” means, collectively, the Cyclerion Transition Services Agreement and the Ironwood Transition Services Agreement, and each, individually, a “Transition Services Agreement.”

Section 1.2.                                 References; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement

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refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  The words “written request” when used in this Agreement shall include email.  Reference in this Agreement to any time shall be to Eastern time unless otherwise expressly provided herein.  Unless the context requires otherwise, references in this Agreement to “Ironwood” shall also be deemed to refer to the applicable member of the Ironwood Group, references to “Cyclerion” shall also be deemed to refer to the applicable member of the Cyclerion Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Ironwood or Cyclerion shall be deemed to require Ironwood or Cyclerion, as the case may be, to cause the applicable members of the Ironwood Group or the Cyclerion Group, respectively, to take, or refrain from taking, any such action.  The word “or” shall not be exclusive.  References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section.  References to any Governmental Entity include any successor to such Governmental Entity, and references to any Affiliate include any successor to such Affiliate.  Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.  Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

ARTICLE II

THE SEPARATION

Section 2.1.                                 General.  Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof.

Section 2.2.                                 Transfer of Assets; Assumption of Liabilities.

(a)                                 Transfer of Assets and Assumption of Liabilities.  Unless otherwise provided in this Agreement or in any Ancillary Agreement:

(i)                                     Ironwood hereby contributes, assigns, transfers, conveys and delivers (“Transfers”) to Cyclerion, and Cyclerion hereby accepts from Ironwood, all of Ironwood’s direct or indirect right, title and interest in and to all Cyclerion Assets held by Ironwood or a member of the Ironwood Group; and

(ii)                                  Cyclerion hereby Transfers to Ironwood, and Ironwood hereby accepts from Cyclerion, all of Cyclerion’s direct or indirect right, title and interest in and to all Ironwood Retained Assets held by Cyclerion or a member of the Cyclerion Group.

(iii)                               Assumption of Liabilities.  (i) Ironwood hereby accepts, assumes (or, as applicable, retains) and shall perform, discharge and fulfill, in accordance with their respective terms (“Assume”; and “Assumption” shall have the correlative meaning),

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all of the Ironwood Retained Liabilities and (ii) Cyclerion hereby Assumes all of the Cyclerion Liabilities, in each case regardless of (A) when or where such Liabilities arose or arise, (B) where or against whom such Liabilities are asserted or determined, (C) whether such Liabilities arise from or are alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Ironwood Group or the Cyclerion Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (D) which entity is named in any action associated with any Liability and (E) whether the facts on which such Liabilities are based occurred prior to, on or after the date hereof.

(b)                                 The Parties shall use their respective commercially reasonable efforts to obtain the Consents required to Transfer any Contracts, licenses, permits, authorizations and other Assets as contemplated by this Agreement.  Notwithstanding anything herein to the contrary, no Contract or other Asset shall be Transferred if it would violate applicable Law or, in the case of a Contract, the rights of any Third Party to such Contract; provided, that Section 2.6, to the extent provided therein, shall apply to such Asset or Contract.

(c)                                  It is understood and agreed by the Parties that certain of the Transfers or Assumptions referenced in Section 2.2(a) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the Ironwood Group or Cyclerion Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto.  Moreover, to the extent that any member of the Ironwood Group or Cyclerion Group, as applicable, is liable for any Ironwood Retained Liability or Cyclerion Liability, respectively, by operation of Law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Ironwood Group or Cyclerion Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(a) and, accordingly, no other member of such Group shall Assume such Liability in connection with Section 2.2(a).

(d)                                 In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party or member of such Party’s Group of its respective Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law, Massachusetts Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree.

(e)                                  Ironwood hereby waives compliance by itself and each and every member of the Ironwood Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Ironwood Retained Assets to Ironwood or any member of the Ironwood Group.

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(f)                                   Cyclerion hereby waives compliance by itself and each and every member of the Cyclerion Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Cyclerion Assets to Cyclerion or any member of the Cyclerion Group.

(g)                                  Notwithstanding anything in this Section 2.2 to the contrary, no Ironwood Group member shall be required to undertake any action or arrangement contemplated by this Section 2.2 that would result in, or could reasonably be expected to result in, Tax treatment that is inconsistent with the conclusions set forth in the private letter ruling or opinion referenced in Section 4.5(c).

Section 2.3.                                 Treatment of Shared Contracts.

(a)                                 Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, in the case of a Shared Contract, the Parties shall use commercially reasonable efforts to cause such Shared Contract to be: (i) assigned in relevant part to a member of the Cyclerion Group (or to a member of the Ironwood Group if the contracting party is a member of the Cyclerion Group) if so assignable; (ii) appropriately amended, prior to, on or after the Distribution Effective Time; or (iii) replaced or otherwise addressed with suitable arrangements, in each case so that each Party or its respective Subsidiaries shall be entitled to the rights and benefits and shall assume the related portion of any obligations and Liabilities inuring to their respective businesses; provided, however, that in no event shall either Party or its respective Subsidiaries be required to assign or amend any Shared Contract in its entirety or to assign a portion of any Shared Contract that is not assignable or cannot be amended by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled).  If any Shared Contract cannot be so partially assigned, or cannot be amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract and such Shared Contract is not replaced or otherwise addressed with suitable arrangements, Ironwood and Cyclerion shall, and shall cause each member of their respective Groups to, take such other reasonable and permissible actions to cause (with the costs and expenses of any such actions following the Separation to be shared equally between the Parties): (A) the Assets associated with that portion of each Shared Contract that relates to the Cyclerion Pharmaceutical Business to be enjoyed by a member of the Cyclerion Group; (B) the Liabilities associated with that portion of each Shared Contract that relates to the Cyclerion Pharmaceutical Business to be borne by a member of the Cyclerion Group; (C) the Assets associated with that portion of each Shared Contract that relates to the New Ironwood Pharmaceutical Business to be enjoyed by a member of the Ironwood Group; and (D) the Liabilities associated with that portion of each Shared Contract that relates to the New Ironwood Pharmaceutical Business to be borne by a member of the Ironwood Group.

(b)                                 Except for payments required in accordance with the performance of the applicable Shared Contract, nothing in this Section 2.3 shall obligate either Party or any member of its Group to make any payment, incur any Liability or offer or grant any accommodation for the benefit of the other Party or any member of the other Party’s Group, in each case, in order to effect any transaction (other than the pass-through of rewards and burdens of the applicable portions of the Shared Contracts in accordance with this Section 2.3) (except to the extent

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advanced, assumed or agreed in advance to be reimbursed by the other Party or any member of the other Party’s Group).

(c)                                  Each of Ironwood and Cyclerion shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Distribution Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

Section 2.4.                                 Intercompany Accounts.  Each Intercompany Account which exists and is reflected immediately prior to the Distribution Effective Time in any general ledger account or other records of Ironwood, Cyclerion or any of their respective Affiliates, shall be: (a) closed as of the Distribution Effective Time and satisfied or settled within thirty (30) days following the Distribution Date by the relevant members of the Ironwood Group and the Cyclerion Group by (i) one or a related series of distributions of or contributions to capital, (ii) payment by the relevant obligor to the relevant obligee or (iii) dividends or a combination of the foregoing, in each case as determined by Ironwood or (b) otherwise terminated effective as of the Distribution Effective Time.  The parties hereby agree that the Intercompany Accounts shall be settled, as applicable, as described on Schedule 2.4.  For the avoidance of doubt, the obligation to satisfy, settle or terminate Intercompany Accounts shall survive the Distribution Effective Time.

Section 2.5.                                 Limitation of Liability.  Except as provided in this Section 2.5 and in Article VI, neither Ironwood nor Cyclerion nor any member of their respective Groups shall have any Liability to the other or any member of the other Party’s Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Effective Time other than pursuant to (i) this Agreement or any Ancillary Agreement, (ii) any Contract or arrangement listed or described on Schedule 2.5; (iii) any Third Party Agreement; or (iv) any other Contract or agreement entered into in connection with the consummation of the transactions contemplated by the Transaction Agreements, and any such Liability, whether or not in writing, that is not reflected in any of the foregoing, is hereby irrevocably cancelled, released and waived effective as of the Distribution Effective Time.  No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time.

Section 2.6.                                 Transfers Not Effected at or Prior to the Distribution Effective Time; Transfers Deemed Effective as of the Distribution Effective Time.

(a)                                 If and to the extent that the valid, complete and perfected Transfer to the Cyclerion Group of any Cyclerion Asset or Assumption by the Cyclerion Group of any Cyclerion Liability, in each case contemplated hereby, would be a violation of applicable Law or require any Consent in connection with the Separation that has not been obtained or made by the Distribution Effective Time then, unless the Parties mutually shall otherwise agree, the Transfer to the Cyclerion Group of such Cyclerion Assets or the Assumption by the Cyclerion Group of such Cyclerion Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or Assumption shall be null and void until such time as all legal

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impediments are removed or such Consent has been obtained or made.  Notwithstanding the foregoing, any such Cyclerion Asset or Cyclerion Liability shall continue to constitute a Cyclerion Asset or Cyclerion Liability, as applicable, for all other purposes of this Agreement.

(b)                                 If and to the extent that the valid, complete and perfected Transfer to the Ironwood Group of any Ironwood Retained Asset or Assumption by the Ironwood Group of any Ironwood Retained Liability, in each case contemplated hereby, would be a violation of applicable Law or require any Consent in connection with the Separation that has not been obtained or made by the Distribution Effective Time then, unless the Parties mutually shall otherwise agree, the Transfer to the Ironwood Group of such Ironwood Retained Assets or the Assumption by the Ironwood Group of such Ironwood Retained Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made.  Notwithstanding the foregoing, any such Ironwood Retained Assets or Ironwood Retained Liabilities shall continue to constitute Ironwood Retained Assets and Ironwood Retained Liabilities for all other purposes of this Agreement.

(c)                                  With respect to Assets and Liabilities described in Section 2.6(a) and Section 2.6(b), taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the transactions contemplated hereby, each of Ironwood and Cyclerion shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Person entitled to such Assets not later than the Distribution Effective Time and (B) the deferred Liabilities as having been Assumed by the Person intended to be subject to such Liabilities not later than the Distribution Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).

(d)                                 In the event that any Transfer of Assets or Assumption of Liabilities intended to be effected hereunder has not been consummated at or prior to the Distribution Effective Time, whether as a result of the provisions of Section 2.6(a) or Section 2.6(b) or for any other reason (other than with respect to Shared Contracts, which shall be governed solely by Section 2.3):

(i)                                     unless the Parties shall otherwise agree, the Parties and their respective Group members shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and the Assumption of all Liabilities contemplated to be Transferred or Assumed, as applicable, pursuant to this Article II to the fullest extent permitted by applicable Law; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Ironwood and Cyclerion, neither Ironwood nor Cyclerion shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party to obtain or make such Consent; and

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(ii)                                  (A) the Party (or the applicable member of its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability.  To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents are not received prior to the Distribution Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable.  In addition, the Party (or the applicable member of its Group) retaining such Asset or Liability shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby, and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Distribution Effective Time to the applicable member or members of the Ironwood Group or the Cyclerion Group entitled to the receipt of such Asset or required to Assume such Liability.  In furtherance of the foregoing, the Parties agree that, as of the Distribution Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all such Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all such Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of the Transaction Agreements.

(e)                                  If and when the Consents or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a) or Section 2.6(b), are obtained or satisfied, the Transfer or Assumption of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Distribution Effective Time.

(f)                                   The Party (or the applicable member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or Section 2.6(b) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or the applicable member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or the applicable member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all

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Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken (or not taken) at the written direction of the other Party (or the applicable member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

Section 2.7.                                 Further Assurances.

(a)                                 In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and shall use (and shall cause its respective Subsidiaries to use) commercially reasonable efforts, from and after the Distribution Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b)                                 Without limiting the foregoing, from and after the Distribution Effective Time:

(i)                                     each Party shall cooperate with the other Party to execute and deliver, and use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents, and to take or cause to be taken all such other actions as such Party may reasonably be requested to take by any other Party from time to time, as promptly as reasonably practicable, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby; and

(ii)                                  in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise assigned to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred, without further consideration such Asset or Liability to the other Party so entitled thereto (or to a member of such other Party’s Group as designated by such other Party) and, prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6; provided, that the provisions of this Section 2.7(b)(ii) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(c)                                  From and after the Distribution Effective Time, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the other Party shall use commercially reasonable efforts to petition the applicable court to remove the requesting

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Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the other Party (or any member of such other Party’s Group) has been assigned pursuant to this Article II, and the other Party shall cooperate and assist in any required communication with any plaintiff or other related Third Party.

Section 2.8.                                 Novation of Ironwood Retained Liabilities; Indemnification.

(a)                                 Other than with respect to Shared Contracts, which shall be governed solely by Section 2.3, each of Ironwood and Cyclerion, at the request of the other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Consent, substitution or amendment required to novate or assign all obligations and other Liabilities for which a member of the Ironwood Group and a member of the Cyclerion Group are jointly or severally liable and that constitute Ironwood Retained Liabilities, or to obtain in writing the unconditional release of all members of the Cyclerion Group to such arrangements, so that, in any such case, the members of the Ironwood Group will be solely responsible for such Liabilities; provided, however, that except as expressly provided in any of the Ancillary Agreements, any Third Party Agreement, or as otherwise agreed between Ironwood and Cyclerion, neither Ironwood nor Cyclerion shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party from whom any such Consent, substitution, amendment or release is requested.

(b)                                 If Ironwood or Cyclerion, as applicable, is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release with respect to any such Liability, the applicable member of the Cyclerion Group shall from and after the Distribution Effective Time continue to be bound by such obligation or other Liability and, unless not permitted by the terms thereof or by Law, from and after the Distribution Effective Time, Ironwood shall or shall cause a member of the Ironwood Group to, as agent or subcontractor for such member of the Cyclerion Group pay, perform and discharge fully such Liability to the extent that it does not constitute a Cyclerion Liability.  Cyclerion shall cause each member of the Cyclerion Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to Ironwood or to another member of the Ironwood Group specified by Ironwood, all money, rights and other consideration received by Cyclerion or any member of the Cyclerion Group in respect of such performance (unless any such consideration is a Cyclerion Asset).  If and when any such Consent, substitution, amendment or release shall be obtained or the Liability shall otherwise become assignable or able to be novated, without payment of further consideration, Cyclerion shall promptly assign, or cause to be assigned, such Liability to Ironwood or to another member of the Ironwood Group specified by Ironwood, and Ironwood shall, or shall cause such other member of the Ironwood Group to, Assume such Liability.

Section 2.9.                                 Novation of Cyclerion Liabilities; Indemnification.

(a)                                 Other than with respect to Shared Contracts, which shall be governed solely by Section 2.3, each of Ironwood and Cyclerion, at the request of the other party, shall use

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its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Consent, substitution or amendment required to novate or assign all obligations or other Liabilities for which a member of the Ironwood Group and a member of the Cyclerion Group are jointly or severally liable and that constitute Cyclerion Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Cyclerion Group, so that, in any such case, the members of the Cyclerion Group will be solely responsible for such Liabilities; provided, however, that except as expressly provided in any of the Ancillary Agreements, any Third Party Agreement, or as otherwise agreed between Ironwood and Cyclerion, neither Ironwood nor Cyclerion shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party from whom any such Consent, substitution, amendment or release is requested.

(b)                                 If Ironwood or Cyclerion, as applicable, is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release with respect to any such Liability, the applicable member of the Ironwood Group shall from and after the Distribution Effective Time continue to be bound by such obligation or other Liability and, unless not permitted by the terms thereof or by Law, from and after the Distribution Effective Time, Cyclerion shall or shall cause a member of the Cyclerion Group to, as agent or subcontractor for such member of the Ironwood Group pay, perform and discharge fully such Liability to the extent that it does not constitute an Ironwood Retained Liability.  Ironwood shall cause each member of the Ironwood Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to Cyclerion or to another member of the Cyclerion Group specified by Cyclerion, all money, rights and other consideration received by Ironwood or any member of the Ironwood Group in respect of such performance (unless any such consideration is an Ironwood Retained Asset).  If and when any such Consent, substitution, amendment or release shall be obtained or the Liability shall otherwise become assignable or able to be novated, without payment of further consideration, Ironwood shall promptly assign, or cause to be assigned, such Liability to Cyclerion or to another member of the Cyclerion Group specified by Cyclerion, and Cyclerion shall, or shall cause such other member of the Cyclerion Group to, Assume such Liability.

Section 2.10.                          Disclaimer of Representations and Warranties.

(a)                                 EACH OF IRONWOOD (ON BEHALF OF ITSELF AND EACH MEMBER OF THE IRONWOOD GROUP) AND CYCLERION (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CYCLERION GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR

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THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)                                 Each of Ironwood (on behalf of itself and each member of the Ironwood Group) and Cyclerion (on behalf of itself and each member of the Cyclerion Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.10(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Ironwood or any member of the Ironwood Group, on the one hand, and Cyclerion or any member of the Cyclerion Group, on the other hand, are jointly or severally liable for any Ironwood Retained Liability or any Cyclerion Liability, then the Parties intend that, notwithstanding any provision to the contrary under the Laws of such non-U.S. jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

Section 2.11.                          Cash Management.  From the date of this Agreement until the Distribution Effective Time, Ironwood and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash generated by the Cyclerion Pharmaceutical Business and the Cyclerion Assets in accordance with the ordinary course operation of Ironwood’s cash management systems.  Prior to the Distribution Effective Time, in connection with the intended capitalization of the Cyclerion Group, Ironwood shall cause to be contributed to Cyclerion an amount in cash and cash equivalents, as Ironwood may determine in its sole and absolute discretion.  All cash and cash equivalents held by any member of the Cyclerion Group as of the Distribution Effective Time shall be a Cyclerion Asset and all cash and cash equivalents held by any member of the Ironwood Group as of the Distribution Effective Time shall be an Ironwood Retained Asset.

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ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1.                                 Transaction Agreements.  At or prior to the Distribution Effective Time, Ironwood and Cyclerion shall enter into, or (where applicable) shall cause a member or members of their respective Groups to enter into each Transaction Agreement (other than this Agreement).

ARTICLE IV

THE DISTRIBUTION

Section 4.1.                                 Stock Dividend; Distribution.  On or prior to the Distribution Effective Time, in furtherance of the Separation, Cyclerion shall issue to Ironwood as a stock dividend such number of shares of Cyclerion Common Stock as may be requested by Ironwood after consultation with Cyclerion in order to effect the Distribution (or Ironwood and Cyclerion shall take or cause to be taken such other appropriate actions to ensure that Ironwood has the requisite number of shares of Cyclerion Common Stock), which shares as of the date of issuance shall represent (together with such shares previously held by Ironwood) all of the issued and outstanding shares of Cyclerion Common Stock.  Subject to the conditions and other terms set forth in this Article IV, Ironwood shall cause the Distribution Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Cyclerion Common Stock to book entry accounts for each Record Holder or designated transferee or transferees of such Record Holder.  For stockholders who own Ironwood Common Stock through a broker or other nominee, their shares of Cyclerion Common Stock will be credited to their respective accounts by such broker or nominee.  No action by any stockholder (or such stockholder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of Cyclerion Common Stock (and, if applicable, cash in lieu of any fractional shares) to which such stockholder is entitled in the Distribution.

Section 4.2.                                 Fractional Shares.  Ironwood registered stockholders who, after aggregating the number of shares of Cyclerion Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of Cyclerion Common Stock in the Distribution, will be entitled to receive cash in lieu of fractional shares.  Fractional shares of Cyclerion Common Stock will not be distributed by Ironwood in the Distribution.  The Distribution Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of Cyclerion Common Stock allocable to each such Ironwood stockholder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s pro rata share of the aggregate net cash proceeds of these sales, after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes.  Ironwood shall bear the cost of brokerage fees and transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent.  None of Ironwood, Cyclerion or the Distribution Agent will guarantee any minimum sale price for the

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fractional shares of Cyclerion Common Stock.  Neither Ironwood nor Cyclerion will pay any interest on the proceeds from the sale of fractional shares.  The Distribution Agent will have the sole and absolute discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.  Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Ironwood or Cyclerion.

Section 4.3.                                 Actions in Connection with the Distribution.

(a)                                 Prior to the Distribution Date, Cyclerion shall file such amendments and supplements to its Form 10 as Ironwood may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to its Form 10 as may be required by the Commission or federal, state or non-U.S. securities Laws.  Ironwood shall, or at Ironwood’s election, Cyclerion shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of Ironwood Common Stock, at such time on or prior to the Distribution Date as Ironwood shall determine, the Information Statement included in its Form 10 (or a Notice of Internet Availability of the Information Statement), as well as any other information concerning Cyclerion, its business, operations and management, the transactions contemplated herein and such other matters as Ironwood shall reasonably determine are necessary and as may be required by Law.  Promptly after receiving a request from Ironwood, Cyclerion shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Ironwood reasonably determines is necessary or desirable to effectuate the Distribution, and Ironwood and Cyclerion shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b)                                 Cyclerion shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Distribution Effective Time), an effective registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of Cyclerion.

(c)                                  To the extent not already approved and effective, Cyclerion shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on NASDAQ of the Cyclerion Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(d)                                 Nothing in this Section 4.3 shall be deemed to shift or otherwise impose Liability for any portion of the Form 10 or Information Statement to Ironwood.

Section 4.4.                                 Sole and Absolute Discretion of Ironwood.  Ironwood, in its sole and absolute discretion, shall determine the Distribution Date, the Distribution Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof.  In addition, Ironwood may, in accordance with Section 10.10, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.  Without limiting the foregoing, Ironwood shall

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have the right not to complete the Distribution if, at any time prior to the Distribution Effective Time, the Board shall have determined, in its sole and absolute discretion, that the Distribution is not in the best interests of Ironwood or its stockholders, that a sale or other alternative is in the best interests of Ironwood or its stockholders or that it is not advisable at that time for the Cyclerion Pharmaceutical Business to separate from Ironwood.

Section 4.5.                                 Conditions to Distribution.  Subject to Section 4.4, the obligation of Ironwood to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by Ironwood, in its sole and absolute discretion, of the following conditions.  None of Cyclerion, any other member of the Cyclerion Group, or any Third Party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole and absolute discretion of the Board.  Any determination by Ironwood, and any subsequent amendment, revision, withdrawal or change thereto made by Ironwood prior to the Distribution and concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties.  The conditions are for the sole benefit of Ironwood and shall not give rise to or create any duty on the part of Ironwood or the Board to waive or not waive any such condition.  Each Party shall use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:

(a)                                 the Commission shall have declared effective the Form 10, no stop order relating thereto will be in effect, no proceedings seeking any such stop order shall be pending before or threatened by the Commission, and the Information Statement (or the Notice of Internet Availability of the Information Statement) shall have been distributed to holders of Ironwood Common Stock;

(b)                                 the shares of Cyclerion Common Stock to be distributed shall have been approved and accepted for listing by NASDAQ, subject to official notice of distribution;

(c)                                  the receipt and continuing validity of either (1) a private letter ruling from the Internal Revenue Service and an opinion from KPMG LLP, both satisfactory to the Board, together confirming that the Separation generally is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, or (2) an opinion of KPMG LLP, satisfactory to the Board, confirming that the Separation generally is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

(d)                                 the receipt and continuing validity of an opinion from an independent appraisal firm to the Board, that is in form and substance acceptable to Ironwood in its sole and absolute discretion, confirming the solvency of Cyclerion after the Distribution and, as to the compliance by Ironwood in declaring to pay the Distribution, with surplus requirements under Delaware corporate law;

(e)                                  all permits, registrations and Consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been received;

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(f)                                   no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of Ironwood shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(g)                                  the Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(h)                                 Cyclerion shall have executed and delivered each of the other Transaction Agreements; and

(i)                                     no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of Ironwood or its stockholders.

ARTICLE V

CERTAIN COVENANTS

Section 5.1.                                 Non-Solicit; Non-Hire.  Commencing on and for a period of two (2) years following the Distribution Date, neither Party nor any of its Subsidiaries will: (a) without the prior written consent of the other Party, directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee of the other Party to terminate or breach an employment, contractual or other relationship with the other Party (or any of its Subsidiaries), or (b) hire or otherwise employ any employee of the other Party (or any of its Subsidiaries); provided, however, that nothing in this Section 5.1 shall be deemed to prohibit (i) any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party (or any of its Subsidiaries), provided that the soliciting Person has not encouraged or advised such firm to approach any such employee, (ii) the solicitation or hiring of an individual whose employment was terminated by such other Party (or any of its Subsidiaries), (iii) the solicitation or hiring of an individual formerly employed by a Party (or any of its Subsidiaries) at any time after one (1) year following such individual’s termination of his or her employment with such other Party or (iv) the hiring by any Party of any individual (y) not solicited by such Party in breach of this Section 5.1 and (x) with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that the Party whose consent is requested may take into account, among other things, its own hiring needs and competitive considerations.

Section 5.2.                                 Certain Restrictions.

(a)                                 Ironwood Restricted Business.  Subject to Section 5.2(c), during the time period beginning on the Distribution Effective Time and ending immediately after the third (3rd) anniversary of the Distribution Date (the “Base Restricted Period”), Ironwood and its Affiliates shall not, and Ironwood shall cause the other members of its Group not to, (i) engage in any part of the Ironwood Restricted Business, (ii) enable, assist or grant any rights to a Third Party or

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Affiliate of Ironwood to engage in any part of the Ironwood Restricted Business, or (iii) own, operate, control, share any revenues of or have any profit or other equity interest in any business engaged in the Ironwood Restricted Business.  “Ironwood Restricted Business” shall mean (x) discovering (to the extent intentional), researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling anywhere in the world any pharmaceutical product for the diagnosis, prevention or treatment of diabetic nephropathy, heart failure with preserved ejection fraction or sickle cell disease or (y) discovering (to the extent intentional), researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling anywhere in the world any pharmaceutical product that contains one or more soluble guanylate cyclase stimulators, either as the sole active ingredient or in combination with one or more other active ingredients, including all formulations, dosages and dosage forms thereof.

(b)                                 Cyclerion Restricted Businesses.  Subject to Section 5.2(c):

(i)                                     During the time period beginning on the Distribution Effective Time and ending immediately after the tenth (10th) anniversary of the Distribution Date (the “Extended Restricted Period”), Cyclerion and its Affiliates shall not, and Cyclerion shall cause the other members of its Group not to, (x) engage in the Extended Cyclerion Restricted Business, (y) enable, assist or grant any rights to a Third Party or Affiliate of Cyclerion to engage in any part of the Extended Cyclerion Restricted Business or (z) own, operate, control, share any revenues of or have any profit or other equity interest in any business engaged in the Extended Cyclerion Restricted Business.  “Extended Cyclerion Restricted Business” shall mean discovering (to the extent intentional), researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling anywhere in the world any pharmaceutical product for the diagnosis, prevention or treatment of irritable bowel syndrome, constipation or gastroesophageal reflux disease (the “GI Indications”).

(ii)                                  During the Base Restricted Period, Cyclerion and its Affiliates shall not, and Cyclerion shall cause the other members of its Group not to, (i) engage in the Base Cyclerion Restricted Business, (ii) enable, assist or grant any rights to a Third Party or Affiliate of Cyclerion to engage in any part of the Base Cyclerion Restricted Business, or (iii) own, operate, control, share any revenues of or have any profit or other equity interest in any business engaged in the Base Cyclerion Restricted Business; provided that the foregoing restrictions in this Section 5.2(b)(ii) shall not apply to Cyclerion’s use of guanylate cyclase-C agonists in an injectable product for diagnosis, prevention or treatment of indications other than gastrointestinal diseases and disorders, with the prior written consent of Ironwood, which shall not be unreasonably withheld, delayed or conditioned.  “Base Cyclerion Restricted Business” shall mean (1) discovering (to the extent intentional), researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling anywhere in the world any pharmaceutical product for the diagnosis, prevention or treatment of (A) gastrointestinal diseases or disorders other than the GI Indications (except with respect to the use of a soluble guanylate cyclase stimulator as the primary active ingredient for the diagnosis, prevention or treatment of an indication other than the GI Indications) and (B) diseases or disorders with the recognized signs or symptoms of visceral, abdominal or pelvic pain (except with

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respect to the use of a soluble guanylate cyclase stimulator as the primary active ingredient for the diagnosis, prevention or treatment of an indication other than endometriosis and bladder pain syndrome) and (2) discovering (to the extent intentional), researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling anywhere in the world any pharmaceutical product that (A) contains one or more guanylate cyclase-C agonists, either as the sole active ingredient or in combination with one or more other active ingredients, including all formulations, dosages and dosage forms thereof or (B) is or contains any bile sequestrant-based therapy.

(iii)                               The Base Cyclerion Restricted Business and the Extended Cyclerion Restricted Business are referred to herein, collectively, as the “Cyclerion Restricted Businesses.”

(c)                                  Exceptions.  Notwithstanding anything to the contrary set forth in this Section 5.2, nothing in this Agreement shall prohibit, preclude or in any way restrict Affiliates of Ironwood or Cyclerion or either of the Ironwood Group or the Cyclerion Group from:

(i)                                     undertaking any activity expressly contemplated by this Agreement or any Ancillary Agreement;

(ii)                                  purchasing or acquiring, or being the holder or beneficial owner for passive investment purposes of, equity securities of a Person that, directly or indirectly, engages in (x) with respect to the Ironwood Group, the Ironwood Restricted Business and (y) with respect to the Cyclerion Group, the Cyclerion Restricted Businesses; provided that, in the case of this clause (ii), the aggregate holdings of such Group of such equity securities in such Person during the applicable Restricted Period shall not exceed five percent (5%) of the outstanding equity securities of such Person; and

(iii)                               purchasing or acquiring or forming a joint venture (whether by merger, an asset, stock or equity acquisition, contribution or otherwise), and thereafter being the holder or beneficial owner of, at least fifty percent (50%) or more of the equity securities or consolidated assets of a Person that, directly or indirectly, engages in (x) with respect to the Ironwood Group, the Ironwood Restricted Business and (y) with respect to the Cyclerion Group, the Cyclerion Restricted Businesses; provided that, in the case of this clause (iii), (x) with respect to the Ironwood Group, Ironwood and (y) with respect to the Cyclerion Group, Cyclerion, shall cause such Person, as promptly as practicable following such purchase or acquisition (and in no event later than nine (9) months after such purchase or acquisition), to cease engaging in (x) with respect to the Ironwood Group, the Ironwood Restricted Business and (y) with respect to the Cyclerion Group, the Cyclerion Restricted Businesses, during the applicable Restricted Period, whether by divestiture or otherwise, for as long as such Person shall remain a member of the Ironwood Group or the Cyclerion Group, as the case may be.

(d)                                 Change of Control.  If Ironwood or Cyclerion undergoes a Change of Control after the Distribution Effective Time and prior to the end of the relevant Restricted

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Period, then (i) the applicable restrictions in Sections 5.2(a) and (b) shall not apply to the relevant Third Party acquirer’s commercially available products and product candidates in clinical development at the time of such Change of Control and (ii) in the event of a Change of Control of Cyclerion, following such Change of Control , clause (1)(A) of the definition of Base Cyclerion Restricted Business, solely as such relates to the restrictions in Section 5.2(b) on the relevant Third Party acquirer and its Affiliates who were not Affiliates of Cyclerion prior to the consummation of the relevant Change of Control, shall be modified to replace “gastrointestinal diseases and disorders” with “functional dyspepsia, functional vomiting and functional diarrhea”.  “Change of Control” shall mean, with respect to Ironwood or Cyclerion, as applicable, the occurrence after the Distribution Effective Time of any of the following: (A) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such Party’s Group to a Third Party that is not an Affiliate of such Party; (B) the consolidation, merger or other business combination of such Party with or into any other to a Third Party that is not an Affiliate of such Party, immediately following which the stockholders of such Party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving Person in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (C) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty (50%) of the outstanding voting securities of such Party and effective control of such Party (other than a reincorporation, holding company merger or similar corporate transaction in which each of such Party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such party immediately prior to such transaction); or (D) a majority of the board of directors of such Party ceasing to consist of Continuing Directors.  “Continuing Directors” shall mean, with respect to a Party, any member of the Board of Directors of the Party who (a) was a member of such Board of Directors on the Distribution Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

Section 5.3.                                 No Right to Use Regulatory Information.  Except as the Parties may otherwise agree in writing or as would otherwise be permitted by Law: (a) no member of the Ironwood Group shall have a right of reference to or otherwise be entitled to use any regulatory filings or other regulatory information owned or controlled by any member of the Cyclerion Group for any products or product candidates in the Cyclerion Pharmaceutical Business; and (b) no member of the Cyclerion Group shall have a right of reference to or otherwise be entitled to use any regulatory filings or other regulatory information owned or controlled by any member of the Ironwood Group for any products or product candidates in the New Ironwood Pharmaceutical Business.

Section 5.4.                                 Use of Retained Names and Marks.  Cyclerion hereby acknowledges that Ironwood or its Affiliates or its or their licensors own all right, title and interest in and to Trademarks and all other identifiers of source or goodwill containing, incorporating or associated with Trademarks, excluding, on and after the Distribution Date, the Cyclerion Trademarks (collectively, the “Retained Names and Marks”), and that any and all right of Cyclerion to use the Retained Names and Marks shall terminate as of the Distribution Date and shall immediately revert to Ironwood or its Affiliates, along with any and all goodwill associated therewith.

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Cyclerion further acknowledges that it has no rights in any of the Retained Names and Marks, and that it is not acquiring any rights, directly or indirectly, to use the Retained Names and Marks, except as expressly provided herein.  Ironwood hereby acknowledges that, on and after the Distribution Date, Cyclerion or its Affiliates or its or their licensors own all right, title and interest in and to the Cyclerion Trademarks, and that any and all right of Ironwood to use the Cyclerion Trademarks shall terminate as of the Distribution Date.  Ironwood further acknowledges that, on and after the Distribution Date, it will have no rights in any of the Cyclerion Trademarks.

ARTICLE VI

INDEMNIFICATION

Section 6.1.                                 Release of Pre-Distribution Claims.

(a)                                 Except (x) as provided in Section 6.1(b), (y) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (z) for any matter for which either Party is entitled to indemnification pursuant to this Article VI:

(i)                                     Ironwood, for itself and each member of the Ironwood Group and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, agents or employees of any member of the Ironwood Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Cyclerion and the other members of the Cyclerion Group and all Persons who at any time prior to the Distribution Effective Time were stockholders, directors, officers, agents or employees of any member of the Cyclerion Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) Ironwood Retained Liabilities and (B) Liabilities existing or arising: (1) in connection with the implementation of the Separation (including the Distribution); or (2) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the New Ironwood Pharmaceutical Business, the Ironwood Retained Assets or the Ironwood Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Ironwood Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Cyclerion Group in respect of any Ironwood Released Liabilities; provided, however, that nothing in this Section 6.1(a)(i) shall relieve any Person released in this Section 6.1(a)(i) who, after the

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Distribution Effective Time, is a director, officer or employee of any member of the Cyclerion Group and is no longer a director, officer or employee of any member of the Ironwood Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Cyclerion Group after the Distribution Effective Time.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Ironwood, any member of the Ironwood Group, or their respective Affiliates from commencing any Actions against any Cyclerion officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to criminal acts by any such officers, directors, agents or employees.

(ii)                                  Cyclerion, for itself and each member of the Cyclerion Group and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, agents or employees of any member of the Cyclerion Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Ironwood and the other members of the Ironwood Group and all Persons who at any time prior to the Distribution Effective Time were stockholders, directors, officers, agents or employees of any member of the Ironwood Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) Cyclerion Liabilities and (B) Liabilities existing or arising: (1) in connection with the implementation of the Separation (including the Distribution); or (2) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Cyclerion Pharmaceutical Business, the Cyclerion Assets or the Cyclerion Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Cyclerion Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries, if any, not to, bring any Action against any member of the Ironwood Group in respect of any Cyclerion Released Liabilities; provided, however, that for purposes of this Section 6.1(a)(ii), the members of the Cyclerion Group shall also release and discharge any officers or other employees of any member of the Ironwood Group, to the extent any such officers or employees served as directors or officers of any member of the Cyclerion Group prior to the Distribution, from any and all Liabilities or responsibilities for any and all past actions or failures to take action, in each case in their respective capacities as directors or officers, as the case may be, of any such member of the Cyclerion Group, prior to the date of the Distribution.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Cyclerion, any member of the Cyclerion Group, or their respective Affiliates from commencing any Actions against any Ironwood officer, director, agent or employee, or

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their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to criminal acts by any such officers, directors, agents or employees.

(b)                                 Nothing contained in this Agreement, including Section 6.1(a) or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors,  administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Distribution Effective Time.  In addition, nothing contained in Section 6.1(a) shall:

(i)                                     release any Person from any Liability Assumed, Transferred or expressly assigned to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Ironwood, any Ironwood Retained Liability, (B) with respect to Cyclerion, any Cyclerion Liability, (C) any Liability expressly preserved pursuant to Section 2.5 and (D) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for Actions brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;

(ii)                                  release any Person from any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Distribution Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii)                               release any Person other than the Persons released in Section 6.1(a); provided, that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 6.1(a) with respect to such Liability; and

(iv)                              release any employee of Cyclerion from any Contract with any member of the Ironwood Group to the extent related to the Ironwood Retained Assets, Ironwood Retained Liabilities or New Ironwood Pharmaceutical Business.

In addition, nothing contained in Section 6.1(a) shall release Ironwood from indemnifying any director, officer or employee of Cyclerion who was a director, officer or employee of Ironwood or any of its Affiliates prior to the Distribution Effective Time, as the case may be, with respect to which he or she was entitled to such indemnification pursuant to an obligation existing immediately prior to the Distribution Effective Time; it being understood that if the underlying obligation giving rise to such Action is established by a court of competent jurisdiction to be a Cyclerion Liability, Cyclerion shall indemnify Ironwood for such Liability (including Ironwood’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.

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(c)                                  Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).

(d)                                 If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 6.1, the Party with which such Person is associated shall be responsible for the reasonable fees and expenses of counsel of the other Party and/or the members of such Party’s Group, as applicable, and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.

Section 6.2.                                 Indemnification by Ironwood.  In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Effective Time, Ironwood shall and shall cause the other members of the Ironwood Group to indemnify, hold harmless and defend the Cyclerion Indemnitees from and against any and all Indemnifiable Losses of the Cyclerion Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Ironwood Retained Liabilities, including the failure of any member of the Ironwood Group or any other Person to pay, perform or otherwise discharge any Ironwood Retained Liability in accordance with its respective terms, whether arising prior to, on or after the Distribution Effective Time, or (b) any breach by Ironwood of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder (each, a “Cyclerion Claim”).

Section 6.3.                                 Indemnification by Cyclerion.  In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Effective Time, Cyclerion shall and shall cause the other members of the Cyclerion Group to indemnify, hold harmless and defend the Ironwood Indemnitees from and against any and all Indemnifiable Losses of the Ironwood Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Cyclerion Liabilities, including the failure of any member of the Cyclerion Group or any other Person to pay, perform or otherwise discharge any Cyclerion Liability in accordance with its respective terms, whether prior to, on or after the Distribution Effective Time, or (b) any breach by Cyclerion of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder (each, an “Ironwood Claim”).

Section 6.4.                                 Procedures for Indemnification.

(a)                                 Direct Claims.  Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b):

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(i)                                     if a Cyclerion Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Cyclerion Claim,  the Cyclerion Indemnitee shall so notify Ironwood as promptly as reasonably possible after becoming aware of the existence of such Cyclerion Claim; and

(ii)                                  if an Ironwood Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Ironwood Claim, the Ironwood Indemnitee shall so notify Cyclerion as promptly as reasonably possible after becoming aware of the existence of such Ironwood Claim (any such claim made pursuant to Section 6.4(a)(i) or this Section 6.4(a)(ii), a “Direct Claim”).

Each such notice shall be in writing and shall describe in reasonable detail the basis for the claim for indemnification hereunder and set forth, to the extent known, the estimated amount of Indemnifiable Losses for which indemnification may be sought hereunder relating to such claim (including, to the extent practicable, the method of computation thereof); provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.  The Indemnifying Party will have a period of forty-five (45) days after receipt of any such notice under this Section 6.4(a) to respond to the claimant thereto.  If the Indemnifying Party fails to respond within such period, the claim specified in such notice from the Indemnitee shall be conclusively determined to be an indemnifiable claim for which the Indemnifying Party shall be liable to the applicable Indemnitee(s) hereunder.

(b)                                 Third Party Claims.  If a claim or demand is made against an Indemnitee by any Third Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, Ironwood (on behalf of the Ironwood Indemnitees) or Cyclerion (on behalf of the Cyclerion Indemnitees), as applicable (such claimant, the “Claiming Party”), shall notify the Indemnifying Party of the Third Party Claim in writing and in reasonable detail describing the basis for any claim for indemnification hereunder, referring to the provisions of this Agreement or any Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises and including copies of all Third Party written notices and documents received by the Claiming Party (and any or all of its Indemnitees) relating to the Third Party Claim promptly (and in any event within twenty (20) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.  Thereafter, the Claiming Party shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the receipt thereof by the Claiming Party (or any of its Indemnitees), copies of any and all additional Third Party written notices and documents (including court papers) received by the Claiming Party (or any of its Indemnitees) relating to the Third Party Claim.

(c)                                  Subject to the provisions of this Section 6.4(c), the Indemnifying Party has the right, exercisable by written notice to the Claiming Party within thirty (30) days after receipt of notice from the Claiming Party pursuant to Section 6.4(b), to assume and conduct the defense

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(including, subject to the conditions of this Section 6.4(c), settlement) of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the applicable Indemnitees.  If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 6.4(c), the Indemnitee may defend the Third Party Claim.  If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 6.4(c), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third Party Claim; provided, however, that if (w) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third Party Claim by the Indemnifying Party, (x) the party making such Third Party Claim is a Governmental Authority with regulatory or other authority over the Indemnitee or any of its material assets, (y) the Third Party Claim seeks injunctive or other nonmonetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business or (z) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection with such defense.  The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third Party Claim that the other Person is defending as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed), consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim.  The Indemnitee may consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(d)                                 The Claiming Party and the Indemnifying Party shall (and the Claiming Party shall cause the applicable Indemnitee(s) to) make reasonably available to each other and their respective agents and representatives all relevant records available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Claiming Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim.  If a Party asserts its right to participate in the defense and investigation of any Third Party Claim, the Party controlling the defense and investigation of such Third Party Claim shall act in good faith and reasonably consult and cooperate with the Indemnitee or the Indemnifying Party, as the case may be, in connection with any appearances, briefs, arguments and proposals made or submitted by or on behalf of any party in connection with the Third Party Claim (including considering in good faith all reasonable additions, deletions or changes suggested by the Indemnitee or the Indemnifying Party, as the case may be, in connection any filings made with any Governmental Entity or proposals to the Third Party claimant in connection therewith).  With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate

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fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto).  The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.  Notwithstanding the foregoing, nothing in this Section 6.4(d) shall derogate from a Party’s right to control the defense of any Action in accordance with Section 6.4.

(e)                                  Each of the Parties agrees that at all times from and after the Distribution Effective Time, if an Action is commenced by a Third Party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s Group) is a nominal defendant and/or such Action is related solely to an Asset or Liability that the other Party has been assigned under this Agreement, any Ancillary Agreement or any Third Party Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

(f)                                   The provisions of this Section 6.4 (other than this Section 6.4(f)) and Section 6.7 (other than Section 6.7(g)) shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

Section 6.5.                                 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 Any recovery by any Party (including any of its Indemnitees) for any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds actually received by such Party (or any of its Indemnitees) with respect to any Indemnifiable Loss and (ii) net of any proceeds actually received by such Party (or any of its Indemnitees) from any Third Party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”), in the case of (i) and (ii) net of the costs of collection thereof and any increase in premium attributable thereto under applicable Third Party Policies.  Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss.  If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 Insurers and Other Third Parties Not Relieved.  The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a

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Pursuant to 17 CFR 200.83

benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement.  Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 6.6.                                 Contribution.  If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 6.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.6, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Cyclerion and each other member of the Cyclerion Group, on the one hand, and Ironwood and each other member of the Ironwood Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.  Solely for purposes of determining relative fault pursuant to this Section 6.6: (i) any fault associated with information contained in the Distribution Disclosure Documents shall be deemed to be allocated to Cyclerion and the other members of the Cyclerion Group; (ii) any fault associated with the conduct of the New Ironwood Pharmaceutical Business prior to the Distribution Effective Time shall be deemed to be allocated to Ironwood and the other members of the Ironwood Group, and no such fault shall be deemed to be the fault of Cyclerion or any other member of the Cyclerion Group; and (iii) any fault associated with the conduct of the Cyclerion Pharmaceutical Business prior to the Distribution Effective Time shall be deemed to be the fault of Cyclerion and the other members of the Cyclerion Group, and no such fault shall be deemed to be the fault of Ironwood or any other member of the Ironwood Group.

Section 6.7.                                 Additional Matters; Survival of Indemnities.

(a)                                 The agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled hereunder.  The agreements contained in this Article VI shall survive the Distribution.

(b)                                 The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive (i) the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

(c)                                  Except to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party.

(d)                                 Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification or contribution that differ from the provisions set forth in this Article VI, the terms of the Ancillary Agreement will govern.

(e)                                  Any amounts payable pursuant to this Article VI shall be paid without duplication, and in no event shall any Party receive any payment in respect of an Indemnifiable Loss or receive contribution under different provisions of any Ancillary Agreement in respect of the same Liabilities.

(f)                                   Any amount to be paid or reimbursed by an Indemnifying Party (or a member of such Party’s Group) to an Indemnitee pursuant to this Article VI shall be paid in accordance with the procedures set forth in Section 10.11.

(g)                                  The Parties shall report for all Tax purposes any amounts payable pursuant to this Article VI in accordance with Section 4.02 of the Tax Matters Agreement.

ARTICLE VII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 7.1.                                 Preservation of Information.

(a)                                 Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any information referenced in Section 7.3, each Party shall use its commercially reasonable efforts, at its sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such information is no longer required to be retained pursuant to Ironwood’s applicable record retention policy as in effect immediately prior to the Distribution, including pursuant to any “Litigation Hold” issued by Ironwood or any of its Subsidiaries prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such information relates to a pending or threatened Action which is known to the members of the Ironwood Group or Cyclerion Group, as applicable, in possession of such information at the time any retention obligation with regard to such information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Ironwood Group or Cyclerion Group, as applicable, in possession of such information at the time any retention obligation with regard to such information would otherwise expire; provided, that with respect to any pending or threatened Action arising after the Distribution, clause (iii) of this sentence applies only to the extent that whichever member of the

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

Ironwood Group or Cyclerion Group, as applicable, is in possession of such information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action.  The Parties agree that upon written request from either Party that certain information relating to the Cyclerion Pharmaceutical Business, the New Ironwood Pharmaceutical Business or the transactions contemplated hereby be retained in connection with an Action, the other Party shall use reasonable efforts to preserve and not to destroy or dispose of such information without the consent of the requesting Party.

(b)                                 Ironwood and Cyclerion intend that any transfer of information that would otherwise be within the attorney-client or attorney work product privileges not operate as a waiver of any potentially applicable privilege.

Section 7.2.                                 Financial Statements and Accounting.

(a)                                 From the Distribution Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2019, each Party agrees to provide reasonable assistance and, subject to Section 7.6, reasonable access to its properties, books and records, other information in its possession and control and personnel, and to use its commercially reasonable efforts to cooperate with the other Party’s requests, in each case to enable (i) such other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, (ii) such other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other Party, including, to the extent applicable to such Party, its auditor’s audit, if applicable, of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and (iii) such other Party to respond to any written request or official comment from a Governmental Entity, including in connection with responding to a comment letter from the Commission; provided, that in connection with this clause (iii), each Party shall provide reasonable access on the terms set forth in this Section 7.2 for a period of three (3) years following the Distribution Date.  For the avoidance of doubt, this Section 7.2(a) shall not limit in any manner the obligations of the Parties under any Ancillary Agreement.

(b)                                 Nothing in this Article VII shall require any Party to violate any agreement with any Third Party regarding the confidentiality of information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s written consent to the disclosure of such information.

Section 7.3.                                 Provision of Information.  Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article VI shall govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for Privileged Information or Confidential Information:

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

(a)                                 From and after the Distribution Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Cyclerion for specific and identified: (i) information that primarily relates to Cyclerion or the Cyclerion Pharmaceutical Business, as the case may be, prior to the Distribution Effective Time; (ii) information that is necessary for Cyclerion to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement to which Ironwood and/or Cyclerion are parties; (iii) copies of Ironwood templates and form documents used in the operation of the Cyclerion Pharmaceutical Business; (iv) information that is otherwise required by Cyclerion with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Cyclerion (including under applicable securities laws) by a Governmental Entity having jurisdiction over Cyclerion; or (v) information that is otherwise for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, Action or other similar requirements, as applicable, Ironwood shall provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent such information is reasonably practicable to identify and extract, copies of such information, templates or forms (or the originals thereof if Cyclerion has a reasonable need for such originals) in the possession or control of Ironwood or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Cyclerion or any of its Subsidiaries; provided, that, to the extent any originals are delivered to Cyclerion pursuant to this Agreement, a Shared Contract or the Ancillary Agreements, Cyclerion shall, at its own expense, return them to Ironwood within a reasonable time after the need to retain such originals has ceased; provided further, that, in the event that Ironwood, in its sole and absolute discretion, determines that any such access or the provision of any such information, templates or forms (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Ironwood shall not be obligated to provide such information requested by Cyclerion.  Notwithstanding the foregoing, Ironwood shall not be obligated to provide any requested information pursuant to clause (iv) or (v) above following the date that is thirty-six (36) months from the date of this Agreement (or such later time or times as the Parties may agree).

(b)                                 From and after the Distribution Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Ironwood for specific and identified information that: (i) primarily relates to Ironwood or the New Ironwood Pharmaceutical Business, as the case may be, prior to the Distribution Effective Time; (ii) is necessary for Ironwood to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement to which Ironwood and/or Cyclerion are parties; (iii) is otherwise required by Ironwood with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Ironwood (including under applicable securities laws) by a Governmental Entity having jurisdiction over Ironwood; or (iv) is otherwise for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, Action or other similar requirements, as applicable, Cyclerion shall provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent such information is reasonably practicable to identify and extract, copies of such information (or the originals thereof if Ironwood has a reasonable need for such originals) in the possession or control of Cyclerion or any of its Subsidiaries, but only to the extent such items so relate and are not already in the

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

possession or control of Ironwood or any of its Subsidiaries; provided that, to the extent any originals are delivered to Ironwood pursuant to this Agreement, a Shared Contract or the Ancillary Agreements, Ironwood shall, at its own expense, return them to Cyclerion within a reasonable time after the need to retain such originals has ceased; provided further, that, in the event that Cyclerion, in its sole and absolute discretion, determines that any such access or the provision of any such information (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, Cyclerion shall not be obligated to provide such information requested by Ironwood.  Notwithstanding the foregoing, Cyclerion shall not be obligated to provide any requested information pursuant to clause (iii) or (iv) above following the date that is thirty-six (36) months from the date of this Agreement (or such later time or times as the Parties may agree).

(c)                                  In connection with the provision of information under this Section 7.3, the providing Party shall be entitled to redact any portion of the information to the extent related to any matter other than the receiving Party’s business.  Each of Ironwood and Cyclerion agree to make their respective personnel available during regular business hours to discuss the information exchanged pursuant to this Section 7.3.

Section 7.4.                                 Witness Services; Cooperation.  At all times from and after the Distribution Effective Time, each of Ironwood and Cyclerion shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party.  Notwithstanding any provisions of Article VII to the contrary, after the Distribution Effective Time, each Party shall use commercially reasonable efforts to assist (or cause the other members of its Group to assist) the other with respect to any Action or potential Action upon the request of such other Party, provided that any such expenses incurred in connection therewith shall be at such other Party’s sole expense.

Section 7.5.                                 Reimbursement; Other Matters.  Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing information, access to information or services to the other Party pursuant to this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred and properly paid under applicable Law in providing such information, access to such information or services.

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

Section 7.6.                                 Confidentiality.

(a)                                 Except as otherwise provided herein, in any Ancillary Agreement, or in any Contract between a Party or its Subsidiaries, on the one hand, and their respective employees, on the other hand, each of Ironwood and Cyclerion shall hold, and shall cause the other members of their respective Groups and their respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Ironwood’s Confidential Information pursuant to policies and procedures in effect as of the Distribution Effective Time, and not disclose or release, or permit to be disclosed or released, all Confidential Information of the other Party that is either in the first Party’s  possession (including Confidential Information in its possession prior to the Distribution Effective Time) or furnished by the other Party or any member of its Group or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder or under any Ancillary Agreement.  If any Confidential Information is disclosed to any member of the other Party’s Group in connection with providing services to any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed Confidential Information shall be used by the applicable member of such other Party’s Group only as required to provide such services.

(b)                                 Notwithstanding anything the contrary in this Section 7.6, each Party may disclose, or may permit disclosure of, the other Party’s Confidential Information: (i) to its Representatives who have a need to know such information for non-commercial purposes and are informed of the obligation to hold such information confidential and in respect of whose failure to comply with such obligations, the first Party will be responsible or (ii) if any Party or any other member of its Group is required or requested to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with an Action brought by a Governmental Entity that it is advisable to do so.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such requirement or request and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable.  In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(c)                                  Each of Ironwood and Cyclerion shall inform their respective Representatives who have or have access to the other Party’s Confidential Information of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

(d)                                 Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option and as promptly as practicable after receiving a written request from the other Party, either (i) return to such other Party all such information in a tangible form

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

(including all copies thereof and all notes, extracts or summaries based thereon) or (ii) certify to such other Party that the first Party has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such first Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and shall not be required to destroy any such information located in back-up, archival electronic storage; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(e)                                  Each Party acknowledges that it and its respective Subsidiaries may presently have and, following the Distribution Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party (or another member of its Group), on the other hand, prior to the Distribution Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party (or another member of its Group) and that may be subject to and protected by privacy, data protection or other applicable Laws.  Each Party agrees that it shall hold, protect and use, and shall cause the other members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Effective Time or affirmative commitments or representations that were made before the Distribution Effective Time by, between or among the other Party (or other member(s) of its Group), on the one hand, and such Third Parties, on the other hand.

(f)                                   For the avoidance of doubt and notwithstanding any other provision of this Section 7.6, (i) the sharing of Privileged Information shall be governed solely by Section 7.7, and (ii) information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

Section 7.7.                                 Privilege Matters.

(a)                                 The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for the benefit of Ironwood and its Subsidiaries, including, as applicable, the members of the Cyclerion Group.  Accordingly, with respect to such pre-Distribution services, the Parties agree as follows:

(i)                                     (A) Ironwood shall be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to the New Ironwood Pharmaceutical Business, whether or not the Privileged Information is in the possession or under the control of a member of the Ironwood Group or the Cyclerion Group and (B) Ironwood shall also be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to any Ironwood Retained Liabilities, whether or not the Privileged

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

Information is in the possession or under the control of a member of the Ironwood Group or the Cyclerion Group;

(ii)                                  (A) Cyclerion shall be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to the Cyclerion Pharmaceutical Business, whether or not the Privileged Information is in the possession or under the control of a member of the Cyclerion Group or the Ironwood Group and (B) Cyclerion shall also be entitled, in perpetuity, to control the assertion or waiver of Privilege in connection with any Privileged Information that relates solely to any Cyclerion Liabilities, whether or not the Privileged Information is in the possession or under the control of a member of the Cyclerion Group or the Ironwood Group;

(iii)                               If Ironwood and Cyclerion in good faith do not agree as to whether certain information is Privileged Information, or whether certain Privileged Information is subject to Section 7.7(a)(i) or Section 7.7(a)(ii), then the information shall be treated as Shared Privileged Information subject to Section 7.7(b);

(iv)                              Cyclerion agrees that it shall not (and shall cause the members of its Group not to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which Ironwood (or any member of its Group) may have a Privilege, without the written consent of Ironwood; and

(v)                                 Ironwood agrees that it shall not (and shall cause the members of its Group not to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which Cyclerion (or any member of its Group) may have a Privilege, without the written consent of Cyclerion.

(b)                                 The Parties agree that they shall have an equal right with respect to all Privileges related to legal and other professional services that have been and will be provided prior to the Distribution Effective Time not allocated pursuant to Section 7.7(a). With respect to such pre-Distribution services and related Privileged Information (“Shared Privileged Information”), the Parties agree as follows:

(i)                                     Shared Privileged Information shall be subject to a shared Privilege among such Parties involved, or having an interest, in the claims, proceedings, litigation, disputes or other matters at issue;

(ii)                                  No Party may (or cause or permit any member of its Group to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law with respect to Shared Privileged Information, without the written consent of the other Party, which shall not be unreasonably withheld or delayed;

(iii)                               If a dispute arises between or among the Parties or their respective Group members regarding whether a Privilege should be waived to protect or advance the interest of any Party (or members of its Group) with respect to Shared Privileged Information, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party and members of its Group, and

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

shall not unreasonably withhold consent to any request for waiver by the other Party, and each Party specifically agrees that it shall not withhold consent to waive for any purpose except in good faith to protect the legitimate interests of its Group; and

(iv)                              If, within fifteen (15) days of a Party’s providing a written request to the other Party to waive a Privilege over Shared Privileged Information, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether the Privilege should be waived with respect to such Shared Privileged Information, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance the legitimate interests of its Group, the requesting Party shall provide the objecting Party fifteen (15) days’ written notice prior to effecting such waiver.  Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings to enjoin such waiver or seek related relief, pursuant to Section 8.2(d) and under applicable Law, shall be deemed full and effective consent to such waiver.  In the event proceedings are commenced as described above, the Parties agree that any such Privilege shall not be waived by either Party until the final determination of such dispute.

(c)                                  The Parties agree that Shared Privileged Information shall continue to be held subject to Privilege from disclosure to third parties even if adversity of interest may subsequently be discerned or arise between Parties or their respective Group members.  Further, in the event a Party or any member of its Group becomes adverse to the other Party or any member of its Group, each Party agrees that it shall not (and shall not cause or permit any member of its Group to) seek to disqualify any law firms who have or have had access to Shared Privileged Information from continuing to represent members of the other Party’s Group, as applicable, solely by having, or having had access to such Shared Privileged Information.

(d)                                 Nothing in this Section 7.7 shall be construed or interpreted to restrict the right or authority of the Parties to enter into any further written agreement concerning Privileged Information.

(e)                                  The transfer of all information pursuant to this Agreement is made in reliance on the agreement of Ironwood or Cyclerion as set forth in Section 7.6 and this Section 7.7, to maintain the confidentiality of Privileged Information, and to assert and maintain any applicable Privilege according to the terms of this Section 7.7.  The access to information being granted pursuant to Section 7.2 and Section 7.3, the agreement to provide witnesses and individuals pursuant to Section 7.4, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.4 and the transfer of Privileged Information between the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.8.                                 Ownership of Information.  Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party.  Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such information, whether by implication, estoppel or otherwise.

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

Section 7.9.                                 Other Agreements.  The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1.                                 Negotiation.  A party seeking resolution of (i) a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, including any Action based on contract, tort, statute or constitution, or (ii) a claim with respect to the inadvertent transfer or omission of an Asset or Liability as contemplated by the definition of “Ironwood Retained Asset”, “Ironwood Retained Liability”, “Cyclerion Asset” or “Cyclerion Liability”, respectively (collectively, “Disputes”) shall provide written notice of such Dispute to the other Party, specifying the terms of such Dispute in reasonable detail (“Dispute Notice”).  The appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives) shall attempt to resolve the Dispute through good faith negotiation for a reasonable period of time; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed fifteen (15) days from the time of receipt by a Party of the Dispute Notice.  If the Dispute has not been resolved within fifteen (15) days after receipt of the Dispute Notice, the respective Chief Executive Officers or their respective designees (with full settlement authority) of Ironwood and Cyclerion shall meet in person (or where necessary, by phone) at a mutually acceptable time and, if applicable, place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.  Any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved pursuant to this Article VIII.

Section 8.2.                                 Arbitration.

(a)                                 Claims.  Any Dispute that is not resolved pursuant to Section 8.1 within thirty (30) days after receipt of a Dispute Notice shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the “Arbitrators”).  One (1) Arbitrator shall be chosen by Ironwood and one (1) Arbitrator shall be chosen by Cyclerion within forty-five (45) of receipt of a Dispute Notice.  The third (3rd) Arbitrator shall be chosen by mutual agreement of the Arbitrator chosen by Ironwood and the Arbitrator chosen by Cyclerion within fifteen (15) days of the date that the last of such Arbitrators was appointed.  The Arbitrators shall be administered by the International Chamber of Commerce (the “Administrator”) in accordance with its then existing arbitrator rules or procedures regarding commercial or business disputes.  The arbitration shall be held in Boston, Massachusetts.  The Arbitrators shall be instructed by the Parties to complete the arbitration within ninety (90) days after selection of the third (3rd) Arbitrator, subject to extension by written agreement executed by both Parties.

FOIA Confidential Treatment Requested by Cyclerion Therapeutics, Inc.

Pursuant to 17 CFR 200.83

(b)                                 Arbitrators’ Award.  The Arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the Arbitrators shall be final, binding, conclusive and non-appealable, and judgment may be entered upon it in accordance with the Laws of the Commonwealth of Massachusetts or any other court of competent jurisdiction.  The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or the Ancillary Agreements; provided, however, that the limitations described in the foregoing clauses (i) and (ii) shall not apply if such damages are statutorily imposed.

(c)                                  Costs.  Each Party shall bear its own attorney’s fees, costs and disbursements arising out of the arbitration and the costs of the Arbitrator selected by it, and shall pay an equal share of the fees and costs of the third (3rd) Arbitrator; provided, however, that the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators.

(d)                                 Injunctive or Other Equity Relief.  Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding; provided, however, that any other relief not expressly permitted under this Section 8.2(d) must be pursued in accordance with Section 8.2(a), with all remedies being cumulative to the extent allowed by applicable Law.  The parties further agree that irreparable harm would occur, and thus need not be established, in an action to enforce the confidentiality obligations of Section 7.6 or to resolve a privilege dispute under Section 7.7(b)(iv), and that such action may be brought pursuant to this Section 8.2(d).  The Parties further agree that any action brought under this Section 8.2(d) shall be brought exclusively in the state or federal courts within the Commonwealth of Massachusetts and that such courts shall have personal jurisdiction over the Parties in such action.

Section 8.3.                                 Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement, any Shared Contract and each Ancillary Agreement during the course of a Dispute with respect to all matters not subject to such Dispute.

ARTICLE IX

INSURANCE MATTERS

Section 9.1.                                 Rights to Ironwood Policies.

(a)                                 Cyclerion acknowledges and agrees that, from and after the Distribution Effective Time, except as expressly provided in this Agreement or any Ancillary Agreement,

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neither Cyclerion nor any member of the Cyclerion Group shall have any rights to or under any Policies of Ironwood, other than any insurance Policies acquired prior to the Distribution Effective Time, including any renewal thereof, directly by and in the name of Cyclerion or a member of the Cyclerion Group or as expressly provided in Section 6.5 or this Article IX.  For the avoidance of doubt, Cyclerion acknowledges and agrees that the Cyclerion Group and not any member of the Ironwood Group shall be responsible for establishing any and all insurance programs covering the Cyclerion Group for its activities after the Distribution Effective Time as may be required to comply with the Cyclerion Group’s contractual obligations and such other insurance Policies required by Law or as necessary or appropriate to operate the Cyclerion Pharmaceutical Business, including with respect to general liability, product liability, workers’ compensation, directors’ and officers’ liability and fiduciary liability.

(b)                                 The Parties acknowledge that, as of the Distribution Date, Ironwood’s director and officer liability insurance policies will continue to provide insurance coverage for directors and officers of Cyclerion who served as directors or officers of Ironwood or any of its Subsidiaries prior to the Distribution Effective Time, but such coverage shall only extend to acts occurring prior to the Distribution Effective Time that would have been covered by Ironwood’s director and officer liability insurance policy if such individual remained a director or officer of Ironwood.  Such coverage shall also extend to employees with respect to securities law claims only.  Ironwood agrees not to terminate or amend this coverage in a manner materially adverse to these individuals.

(c)                                  This Agreement shall not be considered as an attempted assignment of any insurance Policy or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Ironwood Group in respect of any of the Ironwood insurance Policies and programs or any other contract or policy of insurance.  Except as set forth in Section 9.1(b), the Ironwood Group may, at any time, without liability or obligation to any member of the Cyclerion Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance Policies (and claims of the Cyclerion Group pursuant to this Article IX shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications).

(d)                                 No member of the Ironwood Group shall have any obligation to secure extended reporting for any claims under any of the Ironwood Group’s claims-made or occurrence-reported liability policies for any acts or omissions by any member of the Cyclerion Group occurring prior to the Distribution Effective Time.

Section 9.2.                                 Claims.  Nothing in this Article IX will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including (i) with respect to the Cyclerion Group, Cyclerion Liabilities, (ii) with respect to the Ironwood Group, Ironwood Retained Liabilities and (iii) those created by this Agreement, by operation of law or otherwise.  The Parties acknowledge that Ironwood has used its commercially reasonable efforts to structure its director and officer insurance Policies consistent with such indemnity obligations.

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ARTICLE X

MISCELLANEOUS

Section 10.1.                          Complete Agreement; Construction.  This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.  In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.  In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, this Agreement shall control (except with respect to the Tax Matters Agreement, the IP License Agreement and the Employee Matters Agreement, in which case such Ancillary Agreement shall control).  Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters to the extent relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 10.2.                          Transaction Agreements.  Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the other Transaction Agreements.

Section 10.3.                          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.4.                          Survival of Agreements.  Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5.                          Fees, Costs and Expenses.

(a)                                 Except as otherwise agreed to in writing by the Parties or as set forth on Schedule 10.5(a), all out-of-pocket fees, costs and expenses incurred at or prior to the Distribution Effective Time in connection with, and as required by, the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Distribution Disclosure Documents and the consummation of the transactions contemplated hereby and thereby, including the Separation, shall be borne and paid by Ironwood; provided, however, that Ironwood shall bear the expense of all recordation of Intellectual Property Transferred at or prior to the Distribution Effective Time pursuant to this Agreement, whether such recordation occurs prior to or after the Distribution Effective Time.

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(b)                                 Except as otherwise expressly provided in this Agreement (including this Section 10.5) or any Ancillary Agreement, as otherwise agreed to in writing by the Parties or as set forth on Schedule 10.5(b), each Party shall bear its own out-of-pocket fees, costs and expenses incurred or accrued after the Distribution Effective Time; provided, however, that, except as otherwise expressly provided in this Agreement, any fees, costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the Transfer to or Assumption by a Party or its Subsidiary of any Assets or Liabilities in connection with the Separation shall be borne by the Party or its Subsidiary to which such Assets are being Transferred or which is Assuming such Liabilities.

(c)                                  With respect to any post-Distribution expenses incurred pursuant to a request for further assurances granted under Section 2.7, the Parties agree that any and all fees, costs and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party.

(d)                                 Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel).

Section 10.6.                          Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To Ironwood:

Ironwood Pharmaceuticals, Inc.
301 Binney Street
Cambridge, MA 02142
United States
Attn:  General Counsel
Phone:  617-621-7722
Fax:  617-588-0623

To Cyclerion:

Cyclerion Therapeutics, Inc.
301 Binney Street
Cambridge, MA 02142
United States
Attn: Chief Financial Officer

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Phone:

Fax:

Section 10.7.                          Waivers.  The delay or failure of either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.

Section 10.8.                          Assignment.  No Party may assign any rights or delegate any obligations arising under this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void.  Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (i) with respect to Ironwood, to a Subsidiary of Ironwood (so long as such Subsidiary remains a Subsidiary of Ironwood), (ii) with respect to Cyclerion, to a Subsidiary of Cyclerion (so long as such Subsidiary remains a Subsidiary of Cyclerion) or (iii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 10.9.                          Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets or otherwise) and permitted assigns.

Section 10.10.                   Termination and Amendment.  This Agreement (including Article VI hereof) may be terminated, modified or amended, and the Distribution may be amended, modified or abandoned, at any time prior to the Distribution Effective Time by and in the sole and absolute discretion of Ironwood without the approval of Cyclerion or the stockholders of Ironwood.  In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person by reason of such termination.  After the Distribution Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Ironwood and Cyclerion.

Section 10.11.                   Payment Terms.

(a)                                 Except as set forth in Article VI or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group) to the other Party (and/or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting

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forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)                                 Except as set forth in Article VI or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)                                  Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Ironwood or Cyclerion under this Agreement shall be made in U.S. dollars.  Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg.  Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date notice of the claim is given to the Indemnifying Party.

Section 10.12.                   Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 10.13.                   Third Party Beneficiaries.  Except (i) as provided in Article VI relating to Indemnitees and for the releases under Section 6.1 of any Person as provided therein and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon any Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.

Section 10.14.                   Titles and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15.                   Exhibits and Schedules.

(a)                                 The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(b)                                 Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Distribution Effective Time.

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Section 10.16.                   Governing Law.  This Agreement will be governed by, construed and interpreted in accordance with the Laws of the Commonwealth of Massachusetts, U.S.A., without reference to principles of conflicts of Laws.

Section 10.17.                   Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.18.                   Public Announcements.  From and after the Distribution Effective Time, Ironwood and Cyclerion shall consult with each other before issuing, and each shall give the other the opportunity to review and comment upon, that portion of any press release or other public statement, including a statement made to its investors, that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially identical to disclosure contained in any Distribution Disclosure Document or any prior written public statement not made in violation of this Section 10.18; or (c) with respect to a Party, for disclosure concerning the ordinary course operation of such Party’s business (other than any Dispute), notwithstanding that the disclosure may relate to arrangements under the Development Agreement or Transition Services Agreements (including the exhibits and schedules thereto).

Section 10.19.                   Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.20.                   No Duplication; No Double Recovery.  Nothing in this Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of Section 6.2, Section 6.3, Section 6.4, Section 6.5 and Section 6.6).

Section 10.21.                   No Waiver.  No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.22.                   No Admission of Liability.  The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and

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Liabilities between Ironwood and Cyclerion and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

IRONWOOD PHARMACEUTICALS, INC.

By:
Name:
Title:

CYCLERION THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Separation Agreement]